Exhibit 5.1

Our Ref: 211750:PFG

Your Ref:

21 June 2022
To:

Mobilicom Limited

c/ JM Corporate Services
Level 21, 459 Collins Street

MELBOURNE, VIC, 3000

Copied to:

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor
New York NY 10036

Re:	MOBILICOM LIMITED

AUSTRALIAN COUNSEL OPINION - PROPOSED ADR OFFERING

Ladies and Gentlemen,

We refer to the registration statement on Form F-1 (Registration Statement) filed under the Securities Act of 1933 (Securities Act) by Mobilicom Limited (ACN 617 155 978), an Australian company (the Company) with the Securities and Exchange Commission (the Commission) on, or about, 21 June 2022.

For the purposes of this opinion, we have examined and relied upon copies of the following documents:

(a)	the Registration Statement; and

(b)	a draft of the prospectus (the Prospectus) contained in the Registration Statement.

We have also examined and relied upon correspondence, dated 18 June 2022, of the Secretary of the Company (Secretary’s Letter) as to the accuracy and completeness of the Constitution of the Company. We have also been provided with copies of the minutes of a meeting of the shareholders of the Company held on 20 May 2022 (the Shareholders’ Meeting) and the resolutions of the Board of Directors of the Company dated 8 June 2022. On the basis of these documents, it is our view that the Company has sufficient placement capacity and/or approvals under Australian Securities Exchange Listing Rule 7.1 to allow for the issuance of ADSs and Warrants (subject to the comment below). We have also examined such other documents and made such enquiries as to questions of law as we have deemed relevant and necessary in order to render the opinions set forth below.

In such examination, we have assumed (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to original documents of all documents submitted to us as copies (certified or otherwise); (d) the authenticity of the originals of such copies; (e) that all documents submitted to us are true and complete; (f) that resolutions of the directors of the Company that we have relied upon for the purposes of this letter opinion will not be varied or revoked after the date of this letter and that the meetings of the directors of the Company at which the resolutions were considered were properly convened, all directors who attended and voted were entitled to do so, the resolutions were properly passed, and the directors have performed their duties properly and all provisions relating to the declaration of directors’ interests or the power of interested directors were duly observed; (g) that the Shareholders’ Meeting was properly convened and that the resolutions passed at the Shareholders’ Meeting were properly passed; (h) the accuracy of any searches obtained from the Australian Securities and Investments Commission in relation to the Company; (i) that all certifications provided in the Secretary’s Letter are accurate; (j) each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder; and (k) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Based upon and subject to the foregoing, we are of the opinion that:

(a)	the Company is duly incorporated and validly existing under the laws of the Australia in good standing (as such term is not defined under the Australian Corporations Act 2001, meaning solely that there are no current orders for the winding up of, or appointment of a receiver or liquidator for the Company or any notice of its proposed deregistration);

(b)	the issue of the underwriter warrants (Warrants) and ordinary fully paid shares (Shares) underlying the ADS and Warrants has been duly authorised by the Company (noting that the shareholder approval has a currency of 3 months from the date of the Shareholders’ Meeting); and

(c)	when issued and paid for as contemplated by the Prospectus, the Shares underlying the ADSs and Warrants will be validly issued, fully paid and non-assessable (for the purpose of this opinion, the term “nonassessable”, when used to describe the liability of a person as the registered holder of shares has no clear meaning under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such Shares, having fully paid all amounts due on such Shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such Shares).

The opinions expressed above are limited to the laws of the Commonwealth of Australia and we do not express any opinion as to the effect of any other laws. This opinion letter is limited to the matters stated herein; no opinion may be inferred beyond the matters expressly stated.

This opinion letter will be deemed to have been delivered as of the date of effectiveness of the Registration Statement and will speak as of such date.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

QR LAWYERS PTY LTD

Per: /s/ Patrick Gowans